UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2022

FTE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38322	81-0438093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

641 Lexington Avenue, 14th Floor New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 800-320-1911

(Former Name or Former Address, if Changed Since Last Report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure

FTE Networks, Inc. (“FTE” or the “Company”), today issued a shareholder update. The full text of the letter from interim CEO Michael P. Beys follows.

Dear Shareholders:

My last shareholder update was sent on March 25, 2022 in which I made reference to a series of legal proceedings that FTE has commenced to uphold and defend the rights of its shareholders. As you may know, I have dedicated my career to the cause of justice, both as a federal prosecutor in the U.S. Attorney’s Office for the Eastern District of New York, and in private practice where I prosecute and defend civil and criminal white-collar cases. I see my role at FTE as a caretaker to the public interest and have been working tirelessly since I took over as interim CEO in December 2019 to recover value for aggrieved FTE shareholders. By necessity, I have had to bring my background and experience as a criminal and civil litigator of fraud and racketeering to bear on your behalf.

Transparency is critical to strong leadership. It is also paramount to ensure the rights of our shareholders are protected, particularly when wrongdoing has occurred. Accordingly, here is the latest update on FTE’s recent litigation matters.

Prior Fraudulent Conduct of FTE’s Former CEO & CFO

As you know, since 2019, the Company has been navigating the aftermath of the fraud perpetrated by its former CEO Michael Palleschi and former CFO David Lethem, who were later charged by the U.S. Attorney’s Office for the Southern District of New York, the U.S. Securities and Exchange Commission (“SEC”), and the New York County District Attorney on July 15, 2021. FTE is currently cooperating with these authorities on all criminal and SEC enforcement matters related to Palleschi and Lethem.

In addition, Palleschi and Lethem’s alleged fraudulent scheme was financed by numerous Merchant Cash Advance (“MCA”) lenders and convertible noteholders, against whom FTE has recently commenced litigation. To date, FTE has filed a total of 7 different lawsuits against several of these lenders, alleging that the loans issued to the Company violated New York’s criminal usury laws.

Recent Alleged Fraud and Racketeering by Singal, the Szkaradeks, and others

As you know from our March 25, 2022 shareholder update, FTE and US Home Rentals (“USHR”), FTE’s real estate subsidiary, have been the victim of a second, more recent fraud. Since October 2019, Suneet Singal has worked with Alex and Antoni Szkaradek and others, including certain FTE directors, a former officer, and even one of its lenders, to perpetrate a massive fraud in connection with the USHR real estate portfolio, which FTE acquired from the Szkaradeks.

The following is a brief description of certain of these actions, as alleged in our various legal pleadings:

1.	Alleged Fraud by Direct Lending Partners, Alex and Antoni Szkaradek, and Suneet Singal

In February 2022, the Company took action related to a fraud perpetrated against FTE by filing a countersuit in Pennsylvania against Direct Lending Partners, one of the legacy, pre-existing lenders to Vision Property Management (“VPM”). VPM, which was owned and managed by Alex and Antoni Szkaradek, sold its portfolio of single-family residential assets to USHR in December 2019.

Our legal filings allege that this second fraud was led by Suneet Singal, with the participation of current FTE board member Joe Cunningham, former board member Peter Ghishan, former FTE CEO Stephen Goodwin, and several major FTE shareholders, including the Szkaradeks.

Specifically, we allege that the Szkaradeks, with Singal as their partner, broker and the scheme’s overall ringleader, sought to offload VPM’s real estate portfolio to FTE by concealing numerous and massive liabilities and vastly overstating its value. We believe that the Szkaradeks sought to evade numerous regulatory and legal claims brought by several Attorneys General for the alleged unconscionable and predatory lending and housing practices they engaged in at VPM.

In December 2019, after learning that Singal (who was ostensibly entitled to a “brokers fee” for introducing VPM to FTE) had been charged by the SEC for defrauding a non-traded Real Estate Investment Trust (“REIT”) known as the First Capital REIT (“FC REIT”)—while serving as its CEO, no less—FTE re-negotiated Singal’s substantial consideration from the transaction whereby the Szkaradeks agreed to direct 11MM FTE shares to the FC REIT’s shareholders. Singal had previously acquired FTE shares of his own after he convinced FTE’s board, including Goodwin, Ghishan, and Cunningham, to convert debt into shares as part of his plans to raise a much-needed capital infusion for FTE in the fall of 2019. Because of his alleged frauds, FTE is now seeking the return of all Singal-related FTE shares.

Our complaint also alleges that the Szkaradeks made numerous false representations with regard to certain business practices, pending litigation, and lender consents, which materially reduced the value FTE would have ascribed to the home portfolio. As a result of this scheme, the Szkaradeks received 22MM shares of FTE common stock (11MM of which were intended for the FC REIT) as consideration for the purchase of the home portfolio assets. FTE is now seeking for the Szkaradeks to return those shares.

In July 2021, Singal settled with the SEC for fraud charges related to defrauding the FC REIT while serving as its CEO. As part of the settlement, Singal agreed to be barred from association with any broker, dealer, investment advisor for 10 years.1 Then, in April 2022, Singal was criminally charged by federal prosecutors in California for yet another fraud involving lenders to another company under his control. According to the DOJ announcement, if convicted, Singal faces up to 20 years in prison.2

2.	Action to Hold Singal and Co-Conspirators Responsible

On May 11, 2022, FTE filed a RICO lawsuit against Singal, Cunningham, Ghishan, and Goodwin, for their participation in Singal and the Szkaradek’s fraud and racketeering scheme. In addition, twice-convicted felon Bruce Fahey was named in the lawsuit after he too joined the ranks of this group and, we believe, made attempts to extort various FTE shareholders. FTE is seeking the return of all of their FTE shares.

In addition, FTE seeks to force the transfer of the 11MM FTE shares that were intended for the FC REIT but that were never transferred to their rightful owners and wrongly withheld by the fraudsters and racketeers. More generally, FTE is seeking to unwind several complex, prohibited transfers of FTE’s stock and debt by the Szkaradeks and Singal, engineered to move millions of FTE shares into entities controlled or managed by proxies of Singal such as his wife.

As a result of the fraud and racketeering scheme and the prohibited transfers to Singal-controlled entities and affiliates, in April 2022, the conspirators attempted to block FTE’s ability to raise financing and made the false and invalid claim that they collectively owned a majority of FTE’s common stock. While the written claim was false and invalid, it provided clear and unequivocal evidence as to the participants in Singal’s conspiracy. FTE has taken action to invalidate the conspirators’ claim.

1 https://www.sec.gov/litigation/admin/2021/ia-5783.pdf

2 https://www.justice.gov/usao-edca/pr/el-dorado-hills-man-indicted-fraud-against-merchant-cash-advance-companies

Among other things, FTE believes that Cunningham, a current FTE board member, contributed to the conspiracy by actively cooperating with parties adverse to FTE’s interests and repeatedly violated board confidentiality and his fiduciary duties to the Company and its shareholders. FTE has notified regulators and other authorities that Cunningham has committed corporate espionage, among other fiduciary violations.

Outlook for Remainder of 2022

As before, our goal remains for FTE is to run a national-scale single family home rental (“SFR”) business. The reality is that FTE and its USHR subsidiary remain mired in litigation. Any progress on the housing portfolio is being held up because state regulators are pursuing claims against the Szkaradeks that directly relate to portions of the portfolio now held by USHR. The related real estate debt with VPM is also in default and the subject of litigation. The positive news is that we are taking proactive steps to defend these assets and to prevent the fraud and racketeering conspirators from taking advantage of this challenging situation any further.

Specifically, I remain focused on preserving value for FTE shareholders and have established three objectives for the next year:

1.	Settle with state regulators to address the predatory lending charges against the Szkaradeks, including restitution for previous bad acts which relate to a portion of our current USHR home portfolio;

2.	Significantly reduce the equity dilution experienced by FTE shareholders since 2019 by eliminating the stock ownership of the Szkaradeks and Singal and the other bad actors who have participated in the racketeering conspiracy to defraud FTE; and

3.	Re-negotiate the approximately $100 million in real estate debt to so that we can restore, renovate, and operate a reduced home portfolio.

As a provider of affordable housing in tier 3 and tier 4 markets nationwide, we remain optimistic on the market outlook for SFR, specifically in underserved areas, and will continue to implement best practices in operating a home rental business that is trusted to provide safe and affordable housing nationwide.

It is important to FTE to have open lines of communication with its shareholders. I plan to hold a shareholder call. Holding an open meeting, however, is challenging given the pending fraud and racketeering litigation against the numerous bad actors who hold – however improperly – FTE shares. I am consulting with counsel on how best to conduct such a meeting and provide full transparency on all of our initiatives.

In closing, FTE’s Board of Directors, management and I are committed to preserving value for you, our shareholders. We appreciate your support and patience.

Sincerely,

Michael P. Beys

Interim CEO

Forward Looking Statements

This letter may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as “plan,” “believe,” “will,” “intends,” “expects,” “anticipate” and may include statements regarding matters that involve known or unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to differ materially from results expressed or implied by this release. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the outcome of pending litigation, the future of our business, future plans and strategies, projections, anticipated events, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. These risk factors and others are included from time to time in documents we file with the Securities and Exchange Commission, including but not limited to, our Form 10-Ks, Form 10-Qs and Form 8-Ks. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this letter is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

About FTE Networks, Inc.

FTE Networks, Inc. (“FTE”) through its subsidiary US Home Rentals, owns, operates and invests in affordable rental housing in tier 3 and 4 markets. Single family home rentals (SFR) is large, growing and attractive market. Nationally, home rentals are growing faster than home ownership. With a portfolio of approximately 3,000 affordable rental homes across the United States, FTE is one of the few companies that has an established portfolio of assets for the affordable rental housing market.

For more information, please contact:

Corporate Contact:

FTE Networks, Inc.

(877) 850-4308

ir@ftenet.com

Media Contact:

Tom Becker

Tom.Becker@fticonsulting.com

Katherine Bosley

Katherine.Bosley@fticonsulting.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FTE NETWORKS, INC.
(Registrant)

Date: May 23, 2022		/s/ Michael P. Beys
	Name:	Michael P. Beys
	Title:	Interim Chief Executive Officer